AUTOMATIC REINSURANCE AGREEMENT

Between the

MONY LIFE INSURANCE COMPANY OF AMERICA
Phoenix, Arizona

MONY LIFE INSURANCE COMPANY
New York, New York

And

SWISS RE LIFE & HEALTH AMERICA INC.
New York, New York

AUTOMATIC REINSURANCE AGREEMENT

Contents

AUTOMATIC REINSURANCE AGREEMENT

THIS AGREEMENT between the MONY LIFE INSURANCE COMPANY OF AMERICA, a corporation organized under the laws of the State of Arizona, MONY LIFE INSURANCE COMPANY, a corporation organized under the laws of the State of New York, hereinafter referred to as the "Companies", and SWISS RE LIFE & HEALTH AMERICA INC., a corporation organized under the laws of the State of New York, hereinafter referred to as "Swiss Re Life & Health", WITNESSETH AS FOLLOWS:

ARTICLE I

Basis of Reinsurance

1. On and after the 1st day of December, 1996, amounts of Individual Life Insurance which are in excess of the retentions defined in Schedule I of this Agreement and which have been issued directly by one of the Companies, on a Fully Underwritten basis or Guaranteed Issue basis on the plans of insurance specified in Exhibit B which comprise the Companies' Corporate Owned Life Insurance Program, shall be reinsured with Swiss Re Life & Health. Any reference hereinafter to the "Company" shall mean the Company issuing the particular policy being reinsured under this Agreement or the Company ceding the particular reinsurance being ceded under this Agreement as applicable. At the option of the Company, reinsurance may be ceded to Swiss Re Life & Health on an automatic basis as provided in Paragraph 2 of this Article or applications for reinsurance may be submitted to Swiss Re Life & Health for facultative consideration as provided in Paragraph 4 of this Article. Any reinsurance ceded hereunder shall employ the same underwriting classification as that used by the Company in issuing its policy.

Automatic Coverage

2. Except as specified in Paragraph 3, whenever the Companies retain their special limit of retention, as shown in Schedule I, the Company shall automatically cede and Swiss Re Life & Health shall automatically accept such Life reinsurance, as provided herein, up to the limits specified in Schedule I.

Exceptions to Automatic Coverage

3. Unless Swiss Re Life & Health has specifically agreed to the contrary in writing, reinsurance shall not be ceded automatically under this Agreement on any life where:

For Fully Underwritten business:

(a) the amount of Life insurance in force, including coverage to be replaced, plus the amount currently being applied for on that life in all companies exceeds the Jumbo Limit specified in Schedule I, or

(b) the substandard mortality rating assessed to the risk exceeds Class P (500%) or its equivalent on an extra premium basis, or

(c) the policy does not provide for the maximum normal periods of suicide and contestability protection permitted in the state in which the policy is executed, or

(d) the life to be reinsured is not a permanent resident of the United States, its territories, or Canada, or

(e) the Company has submitted the risk to another reinsurer for facultative consideration or has received a declination from Swiss Re Life & Health on a facultative submission.

For Guaranteed Issue business:

(a) The issue age of the insured exceeds age 65, or

(b) Material exceptions are made with respect to the Company's Guaranteed Issue underwriting guidelines, or

(c) The covered group is not insured with an actively-at-work provision, or

(d) The covered group includes disabled or retired lives, or

(e) The insureds are involved in any of the following industries:

- Mining

- Sports Teams
- Airlines
- Oil Exploration, Production and Refining, other than executive level
- Chemical Processing, other than executive level

Facultative Reinsurance

4. Applications for reinsurance of amounts in excess of the automatic limits provided above, and any risks which the Company does not care to cede to Swiss Re Life & Health automatically or which may not be so ceded under the terms of this Agreement, may be submitted to Swiss Re Life & Health for facultative consideration. If Swiss Re Life & Health makes an offer to reinsure such a risk, the Company must accept the offer during the lifetime of the proposed insured, but not later than 120 days after the offer is made, to effect the reinsurance. Acceptance by the Company of a facultative offer made by Swiss Re Life & Health shall be documented by a dated notation in the Company's underwriting file and subsequent formal notice to Swiss Re Life & Health as described in Article II, Paragraph 2, of this Agreement.

ARTICLE II

Facultative Submissions

1. If the Company submits a risk to Swiss Re Life & Health on a facultative basis, copies of the complete underwriting file and all other information the Company may have pertaining to the insurability of the risk shall be sent to Swiss Re Life & Health along with the appropriately completed Bordereau Facultative Application, Form L(POL)B-FAC, as shown in Exhibit A. Swiss Re Life & Health shall promptly notify the Company of its decision on the risk.

Confirmation of Reinsurance

2. When a policy is placed in force on which reinsurance is to be ceded to Swiss Re Life & Health, the Company shall notify Swiss Re Life & Health that the reinsurance has been effected by including an entry for reinsurance in the next Monthly Premium Report, as described in Article IX, Paragraph 1.(a).

ARTICLE III

Commencement & Termination of Liability

1. On automatic reinsurance coverage, the liability of Swiss Re Life & Health shall commence simultaneously with that of the Company.

2. On facultative reinsurance coverage, the liability of Swiss Re Life & Health shall commence simultaneously with that of the Company provided the Company has accepted, during the lifetime of the insured and within 120 days of the offer, a facultative offer made by Swiss Re Life & Health on that life.

3. The liability of Swiss Re Life & Health shall terminate simultaneously with that of the Company, unless it is terminated earlier in accordance with Article X or XI.

ARTICLE IV

Oversights - Clerical Errors

1. Should the Company fail to cede reinsurance that otherwise would have been ceded on an automatic basis in accordance with the provisions of this Agreement, or should either the Company or Swiss Re Life & Health fail to comply with any of the other terms of this Agreement, and if this is shown to be unintentional and the result of a misunderstanding, oversight or clerical error on the part of either the Company or Swiss Re Life & Health, then this Agreement shall not be deemed abrogated thereby, but both companies shall be restored to the position they would have occupied had no such oversight, misunderstanding, or clerical error occurred. Such conditions are to be reported and corrected promptly after discovery.

2. If the Company does discover that it did not cede reinsurance on a policy it should have reinsured automatically under this Agreement, the Company is required to do an audit of its records sufficient to determine if automatic reinsurance was unreported on any other policies.

ARTICLE V

Plan of Reinsurance

1. Life reinsurance shall be on the risk premium basis. The risk amount on the policy reinsured shall be calculated at the beginning of each policy year and shall be equal to the death benefit less the cash value. At the time of issue, the Company shall cede to Swiss Re Life & Health the portion of the initial risk amount in excess of its retention. Thereafter, the Company and Swiss Re Life & Health shall keep the same proportionate share of the risk amount developed each year.

ARTICLE VI

Reinsurance Premiums

Life Premiums

1. Until further notice, reinsurance premiums shall be at the rates given in the attached Exhibit B. Swiss Re Life & Health guarantees that premium rates for a given attained age, rating and duration shall not exceed the higher of the rate shown in the attached schedule (Exhibit B) for that age, rating and duration or the one year term rate on the appropriate multiple of the applicable 1980 CSO table at the maximum statutory valuation rate approved in New York State.

Risks Bearing Temporary Flat Extras (Five Years or Less)
or Flat Extras of Indeterminate Term

2. The total reinsurance premiums for such risks shall be at the rates provided in Paragraph I of this Article plus the flat extra premium charged under the original policy for the face amount reinsured. However, Swiss Re Life & Health shall grant allowances on such flat extras of:

All Years 10%

Risks Bearing Permanent Flat Extras (More than Five Years)

3. The total reinsurance premium for such risks shall be at the rates provided in Paragraph I of this Article plus the flat extra premium charged under the original policy for the face amount reinsured. However, Swiss Re Life & Health shall grant allowances on such flat extras of:

First Year	[redacted]%
Renewal Years	[redacted]%

4. Reinsurance premiums are annual premiums payable within 30 days after the end of the month in which they become due and will be based upon the net amount at risk calculated as of the beginning of each policy year.

Unearned Premium Refunds

5. If a policy is terminated prior to the reinsurance premium paid-to date, Swiss Re Life & Health shall refund to the Company the unearned portion of the premium less any allowance thereon. The unearned premium calculation equals (12-n)/12* premium where n is the policy month of termination. Reinsurance policy fees, however, are fully earned when due and no refund of any portion of the policy fee will be made on termination of a policy.

ARTICLE VII

Tax Credits

1. The reinsurance premium rates applicable under this Agreement take into consideration the Company's liability for premium taxes. Accordingly, Swiss Re Life & Health shall make no separate reimbursement to the Company for premium taxes on the portion of the Company's premiums paid to Swiss Re Life & Health as reinsurance premiums.

ARTICLE VIII

Experience Refunds

1. The schedule of reinsurance premiums applicable to reinsurance ceded under this Agreement has been especially designed to require minimum cash outlay. Therefore, reinsurance ceded under this Agreement shall not be eligible for participation in experience refunds.

ARTICLE IX

Reinsurance Administration

1. Each Company shall have the responsibility of maintaining adequate records for the administration of its reinsurance account and shall furnish Swiss Re Life & Health with two sets of periodic reports, one for Fully Underwritten business and one for Guaranteed Issue business, in substantial conformity with the following:

(a) Monthly Premium Report: At the end of each month, each Company shall send to Swiss Re Life & Health a listing of all reinsured policies issued or renewing during the month accompanied by the reinsurance premiums for such policies. The listing should be segregated into first year issues and renewals and should provide the following information:

i) policy number

ii) full name of insured

iii) date of birth

iv) sex and issue age

v) effective date

vi) underwriting classification

vii) automatic or facultative indicator

viii) plan

ix) amount issued

x) amount reinsured

xi) current reinsured risk amount

xii) net reinsurance premium due for each reinsured policy with the premiums for life and each supplemental benefit separated

(b) Monthly Change Report: Each Company shall report the details of all policy terminations and changes on reinsured policies. In addition to the data indicated in 1.(a), above, the report should provide

information about the nature, the effective date, and the financial result of the change with respect to the reinsurance.

(c) Monthly Policy Exhibit Report: A summary of new business, terminations, changes, death claims and reinstatements during the month and the inforce reinsurance at the end of the month shall be reported.

(d) Monthly Policy Reserve Report: Each Company shall provide Swiss Re Life & Health with a listing of the mean reserves attributable to the reinsured portion of each policy reinsured.

(e) Annual Tax Reserve Report: Shortly after the close of the year, each Company shall report to Swiss Re Life & Health the amount by which such Company will reduce its tax reserve because of the reinsurance ceded under this Agreement. The details of the report should conform to the current requirements of Internal Revenue Code Section 807.

(f) Annual Inforce Listing: Shortly after the close of the year, each Company shall furnish Swiss Re Life & Health with a listing of all inforce reinsured policies, providing items i) thru xi) in 1.(a) above.

(g) Claims: Shall be reported as incurred on an individual basis.

Electronic Data Transmission

2. If either Company chooses to report its reinsurance transactions via electronic media, such Company shall consult with Swiss Re Life & Health to determine the appropriate reporting format. Should such Company subsequently desire to make changes in the data format or the code structure, such Company shall communicate such changes to Swiss Re Life & Health prior to the use of such changes in reports to Swiss Re Life & Health.

ARTICLE X

Reductions

1. A. **For that portion of a reinsured policy issued on a Guaranteed Issue basis:**

Except as specified in Article XI, if the amount of insurance on a policy reinsured hereunder is reduced, the amount of reinsurance shall be reduced. The reduction in reinsurance shall be such as to maintain the original retention intent, that is, the Company shall maintain a retention equal to the lesser of [redacted]% of the amount of insurance or the Company's special retention as indicated in Schedule I.

B. **For that portion of a reinsured policy issued on a Fully Underwritten basis:**

1) If any portion of the Company's insurance on a life is terminated, any reinsurance on that life will also be decreased by a like amount. If the amount of insurance terminated equals or exceeds the amount of reinsurance, the full amount of reinsurance will be terminated.

2) Reinsurance on the affected policy should be adjusted first. If the entire reduction can be made on this reinsurance, then reinsurance on other policies will not be adjusted.

3) Should the amount of reduction in the Company's insurance exceed the amount of reinsurance on the affected policy, then such reinsurance should be cancelled and the remainder of the reduction will be applied to reinsurance on other policies in force on the same life.

4) The other policies to be reduced or terminated will be those most similar to the cancelled policy. Similarity will be judged on the basis first of rating, then plans of insurance, and then supplementary benefits.

5) If more than one reinsurer is providing reinsurance on the life involved, the reduction in reinsurance shall be shared as follows. Each

reinsurer's share of the reduction indicated in subparagraph 2, above, will be proportional to their share of the reinsurance on that policy. Any additional reduction in reinsurance required, as indicated in subparagraphs 3 or 4 above, shall be proportional to each reinsurer's share of the total reinsurance under all the other policies being affected by the reduction or terminations.

6) The principle to be observed is that the retention of the Company on the affected life is to be maintained unchanged. The operation of this Article cannot result in the Company retaining more coverage than its retention prior to the reduction or termination of its policy.

ARTICLE XI

Recapture

1. A. **For Guaranteed Issue business:**

   1) After the fifteenth policy anniversary, the Company may recapture an additional [redacted]% of the net amount at risk, not to exceed the Company's normal corporate retention.

   2) Recapture shall be effected as follows:

      (a) The Company shall promptly notify Swiss Re Life & Health of its intention to recapture.

      (b) Eligible policies shall be recaptured on the first policy anniversary following the notice of intention to recapture.

      (c) All eligible policies shall be recaptured unless there is mutual agreement to the contrary expressed in writing.

      (d) If the Company has reinsured any portion of the risk in another company, the reduction in reinsurance ceded under this Agreement shall be in the same proportion to the total reduction in reinsurance as the amount reinsured under the Agreement bears to the total reinsurance on the risk.

   B. **For Fully Underwritten business:**

   1) If the Company increases its limit of retention, a corresponding reduction may be made at the option of the Company in the reinsurance in force on all lives on which the Company had its maximum limit of retention at the time reinsurance was ceded. However:

      (a) No risk shall be recaptured prior to the policy anniversary (earliest recapture date) specified in Exhibit B.

      (b) Risks wholly reinsured because the Company's normal schedule of retention provides for zero retention at the

particular age and rating assigned to the risk shall not be considered eligible for recapture.

(c) Retention increases for a five year period immediately following a merger with another insurance company shall be recognized for recapture purposes to a maximum [redacted]% increase over the pre-merger retention of the Company.

(d) No recapture will be allowed for any classes of risks for which the Company established special retention limits less than the Company's maximum retention limits at the time the policy was issued.

2) Recapture shall be effected as follows:

(a) After the retention increase is effected, the Company shall promptly notify Swiss Re Life & Health of its intention to recapture.

(b) Eligible policies shall be recaptured on the first policy anniversary following the notice of intention to recapture.

(c) All eligible policies shall be recaptured unless there is mutual agreement to the contrary expressed in writing.

(d) If the Company has reinsured any portion of the risk in another company, the reduction in reinsurance ceded under this Agreement shall be in the same proportion to the total reduction in reinsurance as the amount reinsured under the Agreement bears to the total reinsurance on the risk.

(e) In determining the new retention for a particular policy, the age and rating at issue should be used.

ARTICLE XII

<u>Reinstatements</u>

1. Should an insured under a lapsed or surrendered policy apply for reinstatement of that policy in accordance with the terms of the policy or the practices of the Company, the Company may automatically reinstate any reinsurance on that policy provided the reinsurance was originally ceded on an automatic basis or the application for reinstatement is made within 90 days of the date of lapse. Otherwise, the reinstatement application shall be submitted to Swiss Re Life & Health for facultative consideration.

2. Premiums and interest on reinstated reinsurance shall be payable only to the extent that the Company collects premiums and interest on such insurance.

ARTICLE XIII

Policy Changes

1. Should the Company make any material changes in the provisions and conditions of a policy reinsured hereunder, the Company shall, within a reasonable time, inform Swiss Re Life & Health of such change.

2. Should a policy reinsured under this Agreement be exchanged for or converted to a new policy of the Company, the new policy shall be considered as a continuation of the original policy if any of the following conditions exist:

   (a) full evidence of insurability, commensurate with the full current amount of insurance, is not secured;

   (b) full new suicide and contestability periods, commensurate with those used for normal newly issued policies, are not employed;

   (c) a commission lower than that normally paid for new issues of the plan of insurance on the new policy is paid.

If such a policy is so construed as a continuation of the original policy, the full amount of reinsurance on the original policy shall be continued on the new policy. Unless another arrangement is specifically agreed to by Swiss Re Life & Health, point-in-scale reinsurance rates, measured from the effective date of the original policy, shall be payable by the Company. The recapture period applicable to the original policy shall govern the reissued policy and duration shall be measured from the effective date of the original policy.

ARTICLE XIV

Settlement of Claims

1. Except as provided in paragraph 3, below, claim settlements made by the Company, including compromises, shall be unconditionally binding upon Swiss Re Life & Health. If a claim is contestable, Swiss Re Life & Health shall be consulted before admission or acknowledgment of the validity of the claim is made by the Company. However, such consultation shall not impair the Company's freedom to determine the proper action on the claim and the settlement made by the Company shall still be unconditionally binding on Swiss Re Life & Health.

2. The Company shall furnish Swiss Re Life & Health with copies of the proofs of claim, together with any other information the Company may possess in connection with the claim. On automatic cases, Swiss Re Life & Health may request copies of the underwriting file. Payment in settlement of the reinsurance under a claim approved and paid by the Company for a life reinsured hereunder shall be made by Swiss Re Life & Health upon the receipt of the claim papers.

3. The Company shall immediately notify Swiss Re Life & Health of its intention to contest, compromise or litigate a claim and will give Swiss Re Life & Health the opportunity to review the claim file. If Swiss Re Life & Health agrees to participate in such a contest, Swiss Re Life & Health shall share in the expense of any contest or compromise of that claim in the same proportion that the net amount at risk reinsured with Swiss Re Life & Health bears to the total net risk of the Company under all policies on that life being contested by the Company and shall share in the total amount of any reduction in liability in the same proportion. Compensation of salaried officers and employees of the Company shall not be considered claim expenses. If Swiss Re Life & Health declines to be a party to the contest, compromise or litigation, Swiss Re Life & Health will so notify the Company within 15 days of the receipt of the final claim papers and will pay its share of reinsurance to the Company and thus be discharged of any future liability on that claim. Swiss Re Life & Health shall not be liable for future costs of legal and/or investigate expenses incurred

subsequent to the date of Swiss Re Life & Health's notice of declination, nor shall it share in any subsequent increase or reduction of liability.

4. If the amount of the Company's insurance on any policy reinsured hereunder is adjusted because of a misstatement of age or sex being established after the death of the insured, the Company and Swiss Re Life & Health shall share in such adjustment in proportion to their respective net amounts at risk under such policy.

5. Swiss Re Life & Health shall not be liable for any extracontractual damages, including, but not limited to, punitive, exemplary, compensatory and consequential damages, assessed against the Company, except when resulting from or arising out of negligent or intentional acts or omissions of Swiss Re Life & Health.

6. Swiss Re Life & Health shall reimburse the Company for its proportionate share of any interest paid by the Company on any claim payment. Swiss Re Life & Health shall refund to the Company the unearned portion of the reinsurance premiums for the period from the date of death to the premium paid-to date.

ARTICLE XV

Inspection of Records

1. Swiss Re Life & Health shall have the right at all reasonable times and for any reasonable purpose to inspect at the office of the Companies all books and documents referring to reinsurance ceded to Swiss Re Life & Health.

ARTICLE XVI

Insolvency

1. In the event of the insolvency of one of the Companies, all reinsurance made, ceded, renewed or otherwise becoming effective under this Agreement shall be payable by Swiss Re Life & Health directly to the insolvent Company or to its liquidator, receiver, or statutory successor on the basis of the liability of the insolvent Company under the contract or contracts reinsured without diminution because of the insolvency of the insolvent Company. It is understood, however, that in the event of the insolvency of one of the Companies, the liquidator, receiver or statutory successor of the insolvent Company shall give written notice of the pendency of a claim against the insolvent Company on the policy reinsured within a reasonable time after such claim is filed in the insolvency proceeding and that, during the pendency of such claim, Swiss Re Life & Health may investigate such claim and interpose, at its own expense, in the proceeding where such claim is to be adjudicated, any defense or defenses which it may deem available to the insolvent Company or to its liquidator, receiver or statutory successor.

2. It is further understood that the expense thus incurred by Swiss Re Life & Health shall be chargeable, subject to court approval, against the insolvent Company as part of the expense of liquidation to the extent of a proportionate share of the benefit which may accrue to the insolvent Company solely as a result of the defense undertaken by Swiss Re Life & Health. Where two or more assuming insurers are involved in the same claim and a majority in interest elect to interpose defense to such claim, the expense shall be apportioned in accordance with the terms of the Reinsurance Agreement as though such expense had been incurred by the insolvent Company.

3. In the event of the insolvency of Swiss Re Life & Health and the appointment of receivers therefor, the liability of Swiss Re Life & Health shall not terminate but shall continue with respect to the reinsurance ceded to Swiss Re Life & Health by the Company prior to the date of such insolvency or appointment, and the Company shall have a security interest in any and all sums held by or under deposit in the name of Swiss Re Life & Health.

ARTICLE XVII

Arbitration

1. In the event of any difference arising hereafter between the contracting parties with reference to any transaction under this Agreement, the same shall be referred to three arbitrators who must be current or former executive officers of life insurance or life reinsurance companies other than the two parties to this Agreement or their affiliates, each of the contracting companies to appoint one of the arbitrators and such two arbitrators to select the third. If either party refuses or neglects to appoint an arbitrator within 60 days after receipt of the written request for arbitration, the other party may appoint a second arbitrator.

2. If the two arbitrators fail to agree on the selection of a third arbitrator within 60 days of their appointment, each of them shall name three individuals, of whom the other shall decline two, and the decision shall be made by drawing lots.

3. The arbitrators shall consider this Reinsurance Agreement not merely as a legal document but also as a gentlemen's agreement. In resolving the dispute, the arbitrators will give full consideration to the customs and practices of the life insurance and life reinsurance industry, insofar as they are not in conflict with the specific terms of this Agreement. The arbitrators shall decide by a majority vote. There shall be no appeal from their written decision.

4. Unless the arbitrators decide otherwise, each party shall bear the expense of its own arbitration, including its arbitrator and outside attorney fees, and shall jointly and equally bear with the other party the expense of the third arbitrator. Any remaining costs of the arbitration proceedings shall be apportioned by the Board of Arbitrators.

ARTICLE XVIII

Parties to Agreement

1. This Agreement is an indemnity reinsurance agreement solely between the Companies and Swiss Re Life & Health. The acceptance of reinsurance hereunder shall not create any right or legal relation whatever between Swiss Re Life & Health and the insured, owner, beneficiary or any other party under any policies of the Companies which may be reinsured hereunder, and the Companies shall be and remain solely liable to the insured, owner or the beneficiary under such policies reinsured hereunder.

ARTICLE XIX

Right of Offsetting Balances Due

1. Each of the Companies and Swiss Re Life & Health shall have, and may exercise at any time, the right to offset any balance or balances due one party to the other, its successors or assigns, against balances due the other party under this Agreement or under any other Agreements or Contracts previously or subsequently entered into between such Company and Swiss Re Life & Health. This right of offset shall not be affected or diminished because of insolvency of either party to this Agreement.

ARTICLE XX

Reinsurer's Right of Notice of Unusual Practices

1. In providing reinsurance facilities to the Companies under this Agreement, Swiss Re Life & Health has granted the Companies considerable authority with respect to automatic binding power, reinstatements, claim settlements, and the general administration of the reinsurance account. To facilitate transactions, Swiss Re Life & Health has required the minimum amount of information and documentation possible, reflecting its utmost faith and confidence in the Companies. Swiss Re Life & Health assumes that, except as otherwise notified by one of the Companies, the underwriting, claims and other insurance practices employed by such Company with respect to reinsurance ceded under this Agreement are generally consistent with the customary and usual practices of the insurance industry as a whole. Where the Company does engage in exceptional or uncustomary practices, the Company agrees to make those practices known to Swiss Re Life & Health before assigning any liability to Swiss Re Life & Health with respect to any reinsurance issued under such practices.

ARTICLE XXI

Federal Taxes

1. The Companies and Swiss Re Life & Health hereby agree to the following pursuant to Section 1.848-2(g)(8) of the Income Tax Regulation issued December 1992, under Section 848 of the Internal Revenue Code of 1986, as amended. This election shall be effective as of the Effective Date of this Agreement and for all subsequent taxable years for which this Agreement remains in effect.

(a) The term "party" will refer to either one of the Companies or Swiss Re Life & Health as appropriate.

(b) The terms used in this Article are defined by reference to Regulation 1.848-2 in effect December 1992.

(c) The party with the net positive consideration for this Agreement for each taxable year will capitalize specified policy acquisition expenses with respect to this Agreement without regard to the general deductions limitation of Section 848(c)(1).

(d) Both parties agree to exchange information pertaining to the amount of net consideration under this Agreement each year to ensure consistency or as otherwise required by the Internal Revenue Service.

(e) Each Company will submit a schedule to Swiss Re Life & Health by May 1 of each year of its calculation of the net consideration for the preceding calendar year. This schedule of calculations will be accompanied by a statement stating that the Company will report such net consideration in its tax return for the preceding calendar year.

(f) Swiss Re Life & Health may contest such calculation by providing an alternative calculation to either Company by June 1. If Swiss Re Life & Health does not so notify a Company, such Company will report the

net consideration as determined by the Company in the Company's tax return for the previous calendar year.

(g) If Swiss Re Life & Health contests a Company's calculation of the net consideration, the parties will act in good faith to reach an agreement as to the correct amount by July 1. If such Company and Swiss Re Life & Health reach agreement on an amount of the net consideration, each party shall report such amount in their respective tax returns for the previous calendar year.

2. Swiss Re Life & Health and the Companies represent and warrant that they are subject to U.S. taxation under Subchapter L of Chapter 1 of the Internal Revenue Code.

ARTICLE XXII

Entire Agreement

1. This Agreement shall constitute the entire agreement between the parties with respect to business reinsured hereunder. There are no understandings between the parties other than as expressed in this Agreement and any change or modification of this Agreement shall be null and void unless made by amendment to the Agreement and signed by both parties.

ARTICLE XXIII

Duration of Agreement

1. This Agreement shall be unlimited as to its duration but may be cancelled at any time, insofar as it pertains to the handling of new business thereafter, by either party giving ninety (90) days' notice of cancellation in writing. Swiss Re Life & Health shall continue to accept reinsurance in accordance with this Agreement during such ninety (90) day period.

2. Except as provided in Articles X and XI of this Agreement, each Company shall be obliged to maintain in force any reinsurance ceded under this Agreement as long as the reinsured insurance coverage remains in force and, except as provided under Paragraph 3, below, Swiss Re Life & Health shall be obliged to provide such continued reinsurance coverage. Any sale or other transfer of the policies reinsured hereunder shall not affect the obligation to maintain the reinsurance in force.

3. Should either Company fail to pay reinsurance premiums when due, Swiss Re Life & Health may give such Company thirty (30) days notice, after reinsurance premiums are ninety (90) days or more in arrears, that reinsurance coverage on the affected reinsurance will be suspended. The reinsurance coverage will be reinstated at the option of Swiss Re Life & Health upon receipt of all the overdue premiums. However, Swiss Re Life & Health shall have no liability for claims that occur during a period of suspension. Also, suspension of reinsurance coverage shall not relieve a Company of liability for premiums due Swiss Re Life & Health for reinsurance coverage provided.

IN WITNESS WHEREOF, the Companies and Swiss Re Life & Health have caused their names to be subscribed and duly attested hereunder by their respective Authorized Officers.

MONY LIFE INSURANCE COMPANY OF AMERICA

By: Evelyn Peos	Attest: David S. Waldman
Title: Vice President	Title: Secretary
Date: 4/12/99	Date: 4/12/99

MONY LIFE INSURANCE COMPANY

By: Evelyn Peos	Attest: David S. Waldman
Title: Vice President	Title: Assistant Secretary
Date: 4/12/99	Date: 4/12/99

SWISS RE LIFE & HEALTH AMERICA INC.

By: Jeffrey S. Rosenberg	Attest: [illegible]
Title: Vice President	Title: VICE PRESIDENT
Date: March 25, 1999	Date: MARCH 25, 1999

EXHIBIT A

Bordereau Report Forms

Facultative

Swiss Re America

Swiss Re Life Company America
237 Park Avenue
New York, N.Y. 10017

Please Print or Type

Has the risk been submitted to Swiss Re Life Company America previously ☐ Yes ☐ No

Insured's last name	First	Middle	Date of birth	State of birth	State of res.	Sex	Age	Social Security No
Joint insured								

Second life to be considered for reinsurance ☐ Yes ☐ No

	Life	*Add'l life benefit	W.P.	Accident benefit
Insurance in force our company ▶				
of which we retain ▶				
New insurance applied for ▶				
of which we will retain ▶				
Reinsurance applied for ▶				

*Please indicate liability under additional life benefits such as: Term riders, Dividend options, Cash value rider, Etc.

Is the product an increasing amount at risk plan ☐ Yes ☐ No

If yes, please indicate the original amount at risk and include a policy value illustration form.

It is understood that the named applicant has been given Pre-Notice of the Medical information Bureau and that the ceding company has in its Home Office an approved Authorization form signed by this applicant.

Please reply by

☐ Telephone ☐ Fax ☐ Other ______________________

Name of ceding company	State	Date	Underwriter for phone contact

Remarks:

____

____

____

____

____

____

____

EXHIBIT B

Reinsurance Premiums

REINSURANCE PREMIUMS

I. Plan and Rider: Corporate Sponsored Variable Universal Life Plan and Adjustable Term Insurance Rider, issued under the Company's Corporate Owned Life Insurance Program on a Fully Underwritten or Guaranteed Issue Basis

II. Standard Reinsurance Risk Premiums: The annual reinsurance premium rates to be used for reinsurance ceded under the Program specified in Section I, above, shall be developed as follows:

A. For Fully Underwritten business, reinsurance premium rates shall be as specified in Reinsurance Rate Schedule NRN-7501, attached to this Exhibit B, multiplied by the following factors:

Class	Percentage
Preferred Nonsmoker	
Residual Nonsmoker	
Preferred Smoker	
Residual Smoker	

B. For Guaranteed Issue business, reinsurance premium rates are the product of the 1975-80 Ultimate Mortality Table ANB rates, attached to this Exhibit B, and the following percentages:

Class	Percentage
Nonsmoker	
Smoker	

Reinsurance premiums will be based upon the net amount at risk calculated as of the beginning of each policy year.

These premiums shall apply to both automatic and facultative reinsurance.

III. Flat Extra Substandard Reinsurance Premiums:

a) Permanent Flat Extra Premiums are ones assessed for more than 5 years. Swiss Re Life America should receive its proportionate share of any such premiums less percentage reductions of [redacted]% in the first policy year and in policy renewal years.

b) Temporary Flat Extra Premiums are ones assessed for 5 years or less. Swiss Re Life America should receive its proportionate share of any such premiums less a reduction in all policy years.

IV. Maximum Amount Of Reinsurance On One Life On These Reinsurance Premiums: Amounts in excess of $ shall be considered on an individual basis.

V. Recapture: Reinsurance ceded on these rates shall not be eligible for recapture before the fifteenth policy anniversary.

MAXIMUM GUARANTEED ISSUE AMOUNTS AND INCREASES

I. Issue Amounts:

Issue Ages	Guaranteed Issue
Under Age 60	The lesser of a, b, and c: a. $2,000,000 b. $20,000 times the number of lives c. Three times the average face amount
Ages 60-64	50% of the under age 60 maximum
Ages 65 and older	None

II. Increases: Cumulative Guaranteed Issue increases will cease when an employee's total Guaranteed Issue insurance equals 150% of the initial Guaranteed Issue amount. If subsequent increases are allowed, they would be subject to submission of satisfactory evidence of insurability. Increases shall be reinsured on a proportionate basis, as specified in Schedule I.

MAXIMUM LIMITS OF RETENTION AND AUTOMATIC REINSURANCE COVERAGE

I. Maximum Limits of Retention

A. For Fully Underwritten business, the Companies combined retention shall be the following face amounts at issue:

Age	Standard(A)	Thru Table 4(B)	Over Table 4(B)
0-9			
10-65			
66-75			
76-80		(C)	

(A) Includes policies with or without an aviation clause where there is neither current nor contemplated aviation activity.

(B) Includes policies with flat extras and standard policies with or without aviation clause. Where there is current or contemplated aviation activity the retention is:

	Thru Table 4	Over Table 4
10-65		
66-75		

(C) Only issued facultatively; minimum amount is). Total risk is reinsured, nothing is retained.

(D) Usually not issued through age 14; may be available through reinsurance.

B. For Guaranteed Issue business, the Company's retention shall be the lesser of of the face amount at issue generated by the Guaranteed Issue portion of eacn policy, or The Company shall not coordinate, or otherwise combine, this speciai retention with any other business it may have in force with respect to a particular life.

II. Swiss Re Life & Health's share of Automatic Reinsurance Coverage

A. Fully Underwritten business: Amounts in excess of the Companies' combined retention, equal to the amount retained by the Company, but not to exceed

B. Guaranteed Issue business: of the Guaranteed Issue face amount, not to exceed $

C. Increases will be reinsured on the basis specified in Section I, above, and be limited to $ Swiss Re Life & Health's ultimate coverage is limited to $

III. Jumbo Limit for Fully Underwritten business:

SWISS RE LIFE & HEALTH

15 YEAR SELECT

NON-REFUND

REINSURANCE

RATES

NRN-7501-1

AGE NEAREST BIRTHDAY

FIFTEEN YEAR SELECTION NON REFUND YRT REINSURANCE PROGRAM

SUBSTANDARD RISKS

MULTIPLE TABLE SUBSTANDARD PREMIUMS ARE EQUAL TO THE SUM OF THE STANDARD PREMIUM AND [redacted]% OF THE STANDARD PREMIUM FOR EACH [redacted]% EXCESS MORTALITY. THE INITIAL TABLE RATING WILL BE [redacted]%

POLICY FEE

THERE IS NO POLICY FEE FOR BUSINESS CEDED ON A BORDEREAU BASIS.

RECAPTURE

REINSURANCE CEDED UNDER THIS PROGRAM WILL NOT BE ELIGIBLE FOR RECAPTURE BEFORE THE TENTH POLICY ANNIVERSARY.

MONY THE MONY GROUP

MONY Life Insurance Company
1740 Broadway
New York, NY 10019
www.mony.com

February 25, 2000

Ms. Julia Cornely
Second Vice President
Swiss Re Life & Health
969 High Ridge Road
Stamford, CT 06905

Dear Julia,

On November 16, 1998, The Mutual Life Insurance Company of New York demutualized under New York state laws and regulations.

Upon demutualization, the MONY structure changed, as well as the name of the company as follows:

-MONY Life Insurance Company is the name of the New York domicile stock life insurance company that was established on November 16, 1998. Under New York law, upon demutualization the stock insurer continued the corporate existence of the mutual insurer; and the rights and interests of the mutual insurer were transferred to and vested in the stock insurer which assumed the obligations and liabilities of the mutual insurer. On November 16, 1998 the company changed its name to MONY Life Insurance Company. MONY Life Insurance company will issue all products in New York and will issue Whole Life in all 50 states, the District of Columbia and Puerto Rico.

-MONY Life Insurance Company of America (MLOA) will continue to issue non-whole life policies in all 49 states (except NY), District of Columbia and Puerto Rico. MLOA is a wholly-owned subsidiary of the New York domestic life insurer, MONY Life Insurance Company.

Please accept this letter as official notification of the company structure and name change, effective November 16, 1998, and include this letter with all MONY/MLOA reinsurance treaty files.

Sincerely,

Theresa M. Cordo

Theresa M. Cordo
Assistant Vice President

cc: E. Peos

AMENDMENT NO. I

To the Automatic Reinsurance Agreement

Between the

MONY LIFE INSURANCE COMPANY OF AMERICA

MONY LIFE INSURANCE COMPANY

("Companies")

And

SWISS RE LIFE & HEALTH AMERICA INC.

("Swiss Re Life & Health")

Except as hereinafter specified, all terms and conditions of the Automatic Reinsurance Agreement effective the 1st day of December, 1996, amendments and addenda attached thereto, shall apply, and this Amendment is to be attached to and made a part of the aforesaid Agreement.

It is mutually agreed that effective the 1st day of September, 1999, Article I, is expanded as set forth below, to add a new Paragraph 5, Special Reduced Binding Authority, to describe the reduced binding authority granted by Swiss Re Life & Health to the Companies during the Enrollment and Underwriting period of a plan.

<u>Special Reduced Binding Authority</u>

5. Reduced binding authority shall be granted to the Companies on insurable lives during the Enrollment and Underwriting period of a plan (90 days from the binder start date), with said authority limited to the lesser of the [redacted] on each life or [redacted] split between the Companies and Swiss Re Life & Health on a [redacted] first dollar quota share basis. Those lives so covered must satisfy the Companies' actively-at-work criteria for a period of 90 days preceding the binder start date.

IN WITNESS WHEREOF, the Companies and Swiss Re Life & Health have caused their names to be subscribed and duly attested hereunder by their respective Authorized Officers.

MONY LIFE INSURANCE COMPANY OF AMERICA

By: Evelyn Peos	Attest: David S. Waldman
Title: Vice President	Title: Secretary
Date: 2/15/2000	Date: 2/15/2000

MONY LIFE INSURANCE COMPANY

By: Evelyn Peos	Attest: David S. Waldman
Title: Vice President	Title: Assistant Secretary
Date: 2/15/2000	Date: 2/15/2000

SWISS RE LIFE & HEALTH AMERICA INC.

By: Jeffrey S. Rosenberg	Attest: Julia Connelly
Title: Vice President	Title: 2ND VP
Date: Feb. 9, 2000	Date: Feb 10, 2000

AMENDMENT NO. II

To the Automatic Reinsurance Agreement (SA428-98)

Between the

MONY LIFE INSURANCE COMPANY OF AMERICA

MONY LIFE INSURANCE COMPANY

("Companies")

And

SWISS RE LIFE & HEALTH AMERICA INC.

("Swiss Re Life & Health")

Except as hereinafter specified, all terms and conditions of the Automatic Reinsurance Agreement effective the 1st day of December, 1996, amendments and addenda attached thereto, shall apply, and this Amendment is to be attached to and made a part of the aforesaid Agreement.

It is mutually agreed that effective the 1st day of January, 2000, Exhibit C, Maximum Guaranteed Issue Amounts and Increases, is amended, as attached, to provide for Guaranteed Issue of [redacted] times the number of lives.

IN WITNESS WHEREOF, the Companies and Swiss Re Life & Health have caused their names to be subscribed and duly attested hereunder by their respective Authorized Officers.

MONY LIFE INSURANCE COMPANY OF AMERICA

By: Evelyn Peos
Title: Vice President
Date: Feb 21, 2001

Attest: David S. Waldman
Title: Secretary
Date: April 3, 2001

MONY LIFE INSURANCE COMPANY

By: Evelyn Peos
Title: Vice President
Date: Feb 21, 2001

Attest: David S. Waldman
Title: Vice President - Chief Operations Counsel
Date: April 3, 2001

SWISS RE LIFE & HEALTH AMERICA INC.

By: Jeffrey A. Rowling
Title: Vice President
Date: 3/7/2000

Attest: Julia Connelly
Title: 2ND VP
Date: 3/7/2000

MAXIMUM GUARANTEED ISSUE AMOUNTS AND INCREASES
(As Amended January 1, 2000)

I. Issue Amounts:

Issue Ages	Guaranteed Issue
Under Age 60	The lesser of a, b, and c: a. [redacted] b. [redacted] times the number of lives c. [redacted] times the average face amount
Ages 60-64	[redacted]% of the under age 60 maximum
Ages 65 and older	None

II. Increases: Cumulative Guaranteed Issue increases will cease when an employee's total Guaranteed Issue insurance equals [redacted]% of the initial Guaranteed Issue amount. If subsequent increases are allowed, they would be subject to submission of satisfactory evidence of insurability. Increases shall be reinsured on a proportionate basis, as specified in Schedule I.

EXHIBIT C

AMENDMENT NO. III

To the Automatic Reinsurance Agreement (SA428-98)

Between the

MONY LIFE INSURANCE COMPANY OF AMERICA

MONY LIFE INSURANCE COMPANY

("Companies")

And

SWISS RE LIFE & HEALTH AMERICA INC.

("Swiss Re Life & Health")

Except as hereinafter specified, all terms and conditions of the Automatic Reinsurance Agreement effective the 1st day of December, 1996, amendments and addenda attached thereto, shall apply, and this Amendment is to be attached to and made a part of the aforesaid Agreement.

It is mutually agreed that effective the 1st day of July, 2000:

1. Schedule 1, Maximum Limits of Retention and Automatic Reinsurance Coverage, is amended, as attached, to provide for an increase in the automatic coverage for Guaranteed Issue business;
2. Schedule C, Maximum Guaranteed Issue Amounts and Increases, is amended, as attached.

IN WITNESS WHEREOF, the Companies and Swiss Re Life & Health have caused their names to be subscribed and duly attested hereunder by their respective Authorized Officers.

MONY LIFE INSURANCE COMPANY OF AMERICA

By: Evelyn Peos

Title: Vice President

Date: 9/13/2000

Attest: D. S. Waldman

Title: Secretary

Date: 04/03/2001

MONY LIFE INSURANCE COMPANY

By: Evelyn Peos

Title: Vice President

Date: 9/13/00

Attest: D. S. Waldman

Title: Vice President - Chief Operations Counsel

Date: 04/03/2001

SWISS RE LIFE & HEALTH AMERICA INC.

By: Jeffrey S. Rowley

Title: Vice President

Date: 8/9/2000

Attest: Robert J. Cornilotte

Title: Vice President

Date: 8/9/2000

MAXIMUM LIMITS OF RETENTION AND AUTOMATIC REINSURANCE COVERAGE

I. Maximum Limits of Retention

A. For Fully Underwritten business, the Companies combined retention shall be the following face amounts at issue:

Age	Standard(A)	Thru Table 4(B)	Over Table 4(B)
0-9			
10-65			
66-75			
76-80			

(A) Includes policies with or without an aviation clause where there is neither current nor contemplated aviation activity.

(B) Includes policies with flat extras and standard policies with or without aviation clause. Where there is current or contemplated aviation activity the retention is:

	Thru Table 4	Over Table 4
10-65		
66-75		

(C) Only issued facultatively; minimum amount is $[redacted]. Total risk is reinsured, nothing is retained.

(D) Usually not issued through age 14; may be available through reinsurance.

B. For Guaranteed Issue business, the Company's retention shall be the lesser of [redacted]% of the face amount at issue generated by the Guaranteed Issue portion of each policy, or $[redacted]. The Company shall not coordinate, or otherwise combine, this special retention with any other business it may have in force with respect to a particular life.

II. Swiss Re Life & Health's share of Automatic Reinsurance Coverage

A. Fully Underwritten business: Amounts in excess of the Companies' combined retention, equal to the amount retained by the Company, but not to exceed $[redacted].

B. Guaranteed Issue business: [redacted]% of the Guaranteed Issue face amount, not to exceed $[redacted].

C. Increases will be reinsured on the basis specified in Section I, above, and be limited to $[redacted]. Swiss Re Life & Health's ultimate coverage is limited to $[redacted].

III. Jumbo Limit for Fully Underwritten business:

SCHEDULE I

MAXIMUM GUARANTEED ISSUE AMOUNTS AND INCREASES

I. Issue Amounts:

Issue Ages	Guaranteed Issue
Under Age 60	The lesser of a, b, and c: a. $[redacted] b. $[redacted] times the number of lives c. [redacted] times the average face amount
Ages 60-64	[redacted]% of the under age 60 maximum
Ages 65 and older	None

II. Increases: Cumulative Guaranteed Issue increases will cease when an employee's total Guaranteed Issue insurance equals [redacted]% of the initial Guaranteed Issue amount. If subsequent increases are allowed, they would be subject to submission of satisfactory evidence of insurability. Increases shall be reinsured on a proportionate basis, as specified in Schedule I.

EXHIBIT C

AMENDMENT NO. IV

To the Automatic Reinsurance Agreement (SA428-98)

Between the

MONY LIFE INSURANCE COMPANY OF AMERICA

MONY LIFE INSURANCE COMPANY

("Companies")

And

SWISS RE LIFE & HEALTH AMERICA INC.

("Swiss Re Life & Health")

Except as hereinafter specified, all terms and conditions of the Automatic Reinsurance Agreement effective the 1st day of December, 1996, amendments and addenda attached thereto, shall apply, and this Amendment is to be attached to and made a part of the aforesaid Agreement.

It is mutually agreed that effective the 1st day of September, 2000:

1. Exhibit B, Reinsurance Premiums, is amended, as attached, to revise the Guaranteed Issue Non-Smoker rate and to add the Simplified Issue rates;
2. Exhibit D, MONY Simplified Underwriting Guidelines, is hereby added to the Agreement.

IN WITNESS WHEREOF, the Companies and Swiss Re Life & Health have caused their names to be subscribed and duly attested hereunder by their respective Authorized Officers.

MONY LIFE INSURANCE COMPANY OF AMERICA

By: Pamela J Duffy
Title: Asst Vice - President
Date: 10/28/02

Attest: David S. Waldman
Title: Secretary
Date: 10/28/02

MONY LIFE INSURANCE COMPANY

By: Pamela J Duffy
Title: Vice President
Date: 10/28/02

Attest: David S. Waldman
Title: Assistant Secretary
Date: 10/28/02

SWISS RE LIFE & HEALTH AMERICA INC.

By: Jeffrey S. Rosenberg
Title: Vice President
Date: January 22, 2001

Attest: Mary K. Zanga
Title: Second Vice President
Date: Jan. 22, 2001

REINSURANCE PREMIUMS

I. Plan and Rider: Corporate Sponsored Variable Universal Life Plan and Adjustable Term Insurance Rider, issued under the Company's Corporate Owned Life Insurance Program.

II. Standard Reinsurance Risk Premiums: The annual reinsurance premium rates to be used for reinsurance ceded under the Program specified in Section I, above, shall be developed as follows:

A. For Fully Underwritten business, reinsurance premium rates shall be as specified in Reinsurance Rate Schedule NRN-7501, attached to this Exhibit B, multiplied by the following factors:

Class	Percentage
Preferred Nonsmoker	
Residual Nonsmoker	
Preferred Smoker	
Residual Smoker	

B. For Guaranteed Issue business, reinsurance premium rates are the product of the 1975-80 Ultimate Mortality Table ANB rates, attached to this Exhibit B, and the following percentages:

Class	Percentage
Nonsmoker	
Smoker	

C. For Simplified Issue business, reinsurance premium rates are the product of the 1975-80 Ultimate Mortality Table ANB rates, attached to this Exhibit B, and the following percentages:

Class	Percentage
Nonsmoker	
Smoker	

Reinsurance premiums will be based upon the net amount at risk calculated as of the beginning of each policy year.

These premiums shall apply to both automatic and facultative reinsurance.

III. Flat Extra Substandard Reinsurance Premiums:

a) Permanent Flat Extra Premiums are ones assessed for more than 5 years. Swiss Re Life America should receive its proportionate share of any such premiums less percentage reductions of [redacted]% in the first policy year and [redacted]% in policy renewal years.

b) Temporary Flat Extra Premiums are ones assessed for 5 years or less. Swiss Re Life America should receive its proportionate share of any such premiums less a [redacted]% reduction in all policy years.

IV. <u>Maximum Amount Of Reinsurance On One Life On These Reinsurance Premiums:</u> $[redacted]. Amounts in excess of $[redacted] shall be considered on an individual basis.

V. <u>Recapture</u>: Reinsurance ceded on these rates shall not be eligible for recapture before the fifteenth policy anniversary.

MONY SIMPLIFIED UNDERWRITING GUIDELINES

AGES	AMOUNTS	APS – TIMEFRAMES
21 – 59	$2,000,000	12 – 18 months
60 – 65	$1,000,000	12 – 15 months
66 – 70	$500,000	*within 6 – 9 months

Requires that a physical examination [which includes copies of the physicians progress notes, examination findings, results of all blood/urine tests and copies of EKG tracings]. MONY reserves the right to request additional medical underwriting requirements based upon findings and/or circumstances.

Favorable factors would include the "depth" of the examination and if the applicant has a preferred or standard medical history. Unfavorable factors would be a "poor medical history", which is not currently updated to reflect the individuals current medical status.

Each case requires the underwriters' individual judgement as to what is acceptable and what requires additional medical information and/or requirements.

Generally a minimum of 10 lives will need to participate for Simplified Underwriting to be applicable.

EXHIBIT D

Amendment V to Reinsurance Agreement SA428-98 (YRT Bulk Life) effective December 1, 1996 between MONY LIFE INSURANCE COMPANY OF AMERICA, MONY LIFE INSURANCE COMPANY both of New York, New York ("the Companies") and SWISS RE LIFE & HEALTH AMERICA INC. of Stamford, Connecticut ("the Reinsurer").

Effective March 1, 2002, this Agreement has been reinstated for new business. Exhibit B (Reinsurance Premiums) and Schedule I (Maximum Limits of Retention and Automatic Reinsurance Coverage) have also been revised and replaced as attached.

All other provisions of the Reinsurance Agreement will continue unchanged.

Made in duplicate and hereby executed by both parties.

MONY LIFE INSURANCE COMPANY OF AMERICA

By: Pamela J Duffy — Attest: [illegible]

Title: Asst VP — Title: Secretary

Date: 10/18/02 — Date: 10/18/02

MONY LIFE INSURANCE COMPANY

By: Pamela J Duffy — Attest: [illegible]

Title: VP — Title: Assistant Secretary

Date: 10/18/02 — Date: 10/18/02

SWISS RE LIFE & HEALTH AMERICA INC.

By: [illegible] — Attest: [illegible]

Title: VICE PRESIDENT — Title: Second VP

Date: 8/13/02 — Date: 8/13/02

REINSURANCE PREMIUMS

I. Plan and Rider: Corporate Sponsored Variable Universal Life Plan and Adjustable Term Insurance Rider, issued under the Company's Corporate Owned Life Insurance Program on a Fully Underwritten or Guaranteed Issue Basis.

II. Standard Reinsurance Risk Premiums: The annual reinsurance premium rates to be used for reinsurance ceded under the Program specified in Section I, above, shall be developed as follows:

For Fully Underwritten business, reinsurance premium rates are the product of the 1975-80 Select & Ultimate Mortality Table ANB rates, attached to this Exhibit B, and the following percentages:

Class	Percentage
Preferred Nonsmoker	
Standard Nonsmoker	
Preferred Smoker	
Standard Smoker	

For Guaranteed Issue business, reinsurance premium rates are the product of the 1975-80 Ultimate Mortality Table ANB rates, attached to this Exhibit B, and the following percentages:

Class	Percentage
Nonsmoker	
Smoker	

For Simplified Issue business, reinsurance premium rates are the product of the 1975-80 Ultimate Mortality Table ANB rates, attached to this Exhibit B, and the following percentages:

Class	Percentage
Nonsmoker	
Smoker	

Reinsurance premiums will be based upon the net amount at risk calculated as of the beginning of each policy year.

These premiums shall apply both to both automatic and facultative reinsurance.

III. Flat Extra Substandard Reinsurance Premiums:

a) Permanent Flat Extra Premiums are ones assessed for more that 5 years. The Reinsurer should receive its proportionate share of any such premiums less percentage reductions of [redacted]% in the first policy year and [redacted]% in policy renewal years.

b) Temporary Flat Extra Premiums are ones assessed for 5 years or less. The Reinsurer should receive its proportionate share of any such premiums less a[redacted]% reduction in all policy years.

IV. Maximum Amount Of Reinsurance On One Life On These Reinsurance Premiums: [redacted]. Amounts in excess of [redacted] shall be considered on an individual basis.

V. Recapture: Reinsurance ceded on these rates shall not be eligible for recapture before the fifteenth policy anniversary.

MAXIMUM LIMITS OF RETENTION AND AUTOMATIC REINSURANCE COVERAGE

I. Maximum Limits of Retention

A. For Fully Underwritten business, the Company's combined retention shall be the following face amounts at issue:

Age	Standard (A)	Thru Table 4(B)	Over Table 4(B)
0-9			
10-65			
66-75			
76-80			

(A) Includes policies with or without an aviation clause where there is neither current nor contemplated aviation activity.

(B) Includes policies with flat extras and standard policies with or without aviation clause. Where there is current or contemplated aviation activity the retention is:

	Thru Table 4	Over Table 4
10-65		
66-75		

(C) Only issued facultatively; minimum amount is $[redacted]. Total risk is reinsured, nothing is retained.

(D) Usually not issued through age 14; may be available through reinsurance.

B. For Guaranteed Issue or Simplified Issue business, the Company's retention shall be the lesser of [redacted]% of the face amount at issue generated by the Guaranteed Issue or Simplified Issue portion of each policy, or $[redacted]. The Company shall not coordinate, or otherwise combine, this specific retention with any other business it may have in force with respect to a particular life.

II. Swiss Re Life & Health's share of Automatic Reinsurance Coverage

A. Fully Underwritten business: The Reinsurer will automatically accept a [redacted]% share of each policy up to a maximum limit of [redacted].

B. Guaranteed Issue business: The Reinsurer will automatically accept a [redacted]% share of each policy up to a maximum limit of [redacted].

C. Simplified business: The Reinsurer will automatically accept a [redacted]% share of each policy up to a maximum limit of [redacted]

III. Jumbo Limit for Fully Underwritten business: $[redacted]

Underwriting Guidelines

GUARANTEED ISSUE

PRODUCT

Corporate Sponsored Variable Universal Life Insurance Policy

PREMIUM

[redacted] Minimum per case for GI. Fully underwritten will accept smaller premiums.

NO. OF LIVES

Generally 25 lives under age 70 with an active Employer-Employee relationship. All Lives must be part of a clearly defined class (i.e., all officers, managers, etc.) and must comprise the entire class. However for deferral/serp cases we will not receive 100% participation for group carve out or death benefit plans 100% of eligible group must participate.

INSURABILITY

Actively at work on the date the application is signed and actively at work for 30 hours per week (exclusively of weekends, holidays and vacations) for the 90 days preceding the application dates, with no more than 5 consecutive days of absence do to sickness, injury or hospitalization.

CONSENT

All insured must sign consent to be insured within the past 12 months.

AGES

Average age, weighted by specified amount should not exceed 55. GI not available for ages over 70.

AMOUNTS

Coverage must be "Formula-Driven" and not skewed toward a limited number of lives.

Up to age 70
The lesser of a, b, and c:

a. $[redacted] initial, $[redacted] ultimate*

b.

Group Size	Multiple
15-19	[redacted]
20-49	[redacted]
50+	[redacted]

c. Three times the average face amount*

PARTICIPATION

100% of eligible lives for group carve out cases or death benefit plans. Deferral/serp plans will be lower. Slight deviations may be discussed with the underwriter.

STACKING LIMIT

The maximum stacking limit is 3 times the normal coverage amounts.

EXAMPLE:

- *[redacted] life group x [redacted]K = $[redacted] exceeds maximum
- *Group average is $150,00 president is $1 million exceeds maximum
- *15 life cases need $600,00 face*amount exceeds maximum

NOTE: These are guidelines and their applicability is subject to underwriting approval.

Underwriting Guidelines

SIMPLIFIED ISSUES

CSG's – MONY Simplified Underwriting Guidelines

AGES	AMOUNTS	APS – TIMEFRAMES
21 – 59	$3,000,000	12 – 18 MONTHS
60 – 65	$1,500,000	12 – 15 MONTHS
66 – 70	*Case-By-Case Basis	*WITHIN 6 – 9 MONTHS

Requires that a physical examination be available for review [which includes copies of the physicians progress notes, examination findings, results of blood/urine tests and copies of EKG tracings]. *MONY reserves the right to request additional medical underwriting requirements based upon findings and/or circumstances.*

Favorable factors would include the "depth" of the examination and if the applicant has a preferred or standard medical history. Unfavorable factors would be a "poor medical history", which is not currently updated to reflect the applicant's current medical status.

Each case requires the Underwriter's individual judgment as to what is acceptable and what requires additional medical information and/or requirements.

Generally a minimum of 10 lives will need to participate for Simplified Underwriting to be applicable. "Preferred" would not be a consideration. Standard would be the best possible rating.

Keep in mind that Simplified Underwriting works best in the executive marketplace, where executives are required to have annual physicals [which include a complete physical examination, blood/urine tests and a resting EKG] and see their personal physician on an annual basis.

Our ability to secure these medical records is essential to the pricing of Simplified Underwriting. We are currently utilizing Medical Table 1 [smoker distinct] as the COI basis.

Future excess contributions to the plan may result in unscheduled increases in coverage. Such increases may be subject to additional underwriting to be determined on a case-by-case basis.